                                                                    Exhibit 99.1

[GRAPHIC]                                                          [SIRIUS LOGO]
                                                                         it's_ON

        SIRIUS SATELLITE RADIO ANNOUNCES FOURTH QUARTER AND YEAR-END 2003
                         FINANCIAL AND OPERATING RESULTS

     o Subscribers Increased More Than 8-Fold Over Year-End 2002 and 74% Over Previous Quarter

     o    Retail Growth Accelerated with Strong Holiday Sales

     o New Product, Programming and Distribution Initiatives Solidify Company's Position as Premium Satellite Radio Provider

NEW YORK - January 28, 2004 - SIRIUS (NASDAQ: SIRI), known for delivering the very best in commercial-free music and premium sports programming to cars and homes across the country, today announced fourth quarter and year-end 2003 financial and operating results.

As of December 31, 2003, SIRIUS had 261,061 subscribers. This represents a net subscriber addition of 111,449 during the fourth quarter of 2003, a 74% increase from the company's total subscribers at the end of the third quarter of 2003, and over eight times the number of ending subscribers reported by the company at December 31, 2002.

During the fourth quarter of 2003, SIRIUS experienced significant gains in the retail aftermarket channel, fueled by strong sales during the holiday selling season. SIRIUS added more than 86,000 subscribers from the retail aftermarket channel, 162% more than were activated in the third quarter of the year. During the busy shopping season, national consumer electronics retailers showcased SIRIUS as a featured product, and SIRIUS was named a best-bet in gift guides from top consumer publications, such as Good Housekeeping, Business Week, Rolling Stone, Newsweek and New York Magazine.

"Consumers flocked to our extensive product line-up, including four feature-laden transportable Plug-&-Play receivers - one of them packaged in an easy to purchase `Jam Pack'. The appeal of these new products, combined with our premium, differentiated content, made SIRIUS a very popular holiday gift item," said Joseph P. Clayton, President and CEO, SIRIUS. "We had a great quarter, increasing our share of satellite radio retail sales to approximately 32% at the end of November, according to the NPD Group, up from approximately 11% at the end of 2002."

During the fourth quarter of 2003, SIRIUS added over 24,000 subscribers through its automotive, boating and trucking partnerships. By the end of 2003, DaimlerChrysler, Ford, BMW, Nissan, Infiniti and Audi offered SIRIUS Satellite Radio in more than 50 different vehicle models. In 2004, the company's automotive partners are expected to offer SIRIUS in nearly 80 vehicle models, with 50 of those offered as a factory option.

SIRIUS maintains a strong cash position, ending the year with $550 million in cash, cash equivalents, and marketable securities. During the fourth quarter of 2003, SIRIUS raised $150 million through a common stock offering. SIRIUS also reduced its debt during the fourth quarter through the exchange of common stock for $65 million of the company's outstanding convertible notes.

Recent Developments:

SIRIUS recently signed several important agreements in the programming, product and distribution areas, which the company believes will enhance its consumer offering and competitive position.

Yesterday, SIRIUS announced agreements with Penske Automotive Group, Inc., United Auto Group, Inc., Penske Truck Leasing Co. L.P. and Penske Corporation. Penske Automotive Group and United Auto Group together own and operate approximately 144 auto dealerships in the United States. Penske Truck Leasing, the largest truck renting and leasing company in the United States, leases heavy trucks on a long-term basis to individual and fleet operators and rents trucks on a short-term basis to individuals. Penske Corporation and its affiliates are active participants in motorsports, with racing teams that participate in NASCAR, IRL and other events.

United Auto Group and Penske Automotive Group each have agreed to order SIRIUS radios, where available, with all of the vehicles they purchase from automakers, and to use best efforts to include a bundled subscription to the company's service in the sale or lease of these vehicles. Penske Truck Leasing has agreed to order SIRIUS radios, where available, with all new trucks it purchases. Penske Truck Leasing will also install SIRIUS radios in a select number of trucks it leases to consumers. Each of these companies plans to launch an extensive joint marketing effort with SIRIUS, including mailings to customers, prominent signage in dealerships, use of the SIRIUS satellite radio service in their dealerships and exposure in Penske racing efforts.

In December 2003, SIRIUS announced a long-term arrangement with the National Football League. SIRIUS will offer its subscribers access to NFL games starting with the 2004-2005 season. This arrangement, along with SIRIUS' existing relationships with the NHL and the NBA, solidify SIRIUS' position as the satellite radio sports leader.

At the 2004 Consumer Electronics Show earlier this month, SIRIUS announced several new initiatives. Building on a multi-brand product strategy, SIRIUS announced further additions to its already impressive line-up of consumer electronics partners. In 2003, Audiovox, JVC, Brix and Antex joined Kenwood, Clarion, Panasonic and Jensen as SIRIUS manufacturers. In 2004, SIRIUS expects to add Eclipse, Blaupunkt, Sanyo and Alpine and premium custom home installation partners Niles and

Crestron. Other new partners for 2004 are expected to include: U.S. Electronics, Magnadyne, PS Engineering and Tivoli.

Also at CES, SIRIUS unveiled new data services, which are expected to begin with the transmission of sports scores and stock quotes. Existing SIRIUS radios are backwards-compatible with this new service, which will be offered at no extra cost to subscribers.

At last year's CES, SIRIUS was the first satellite radio provider to demonstrate proof-of-concept for video transmission. This year, SIRIUS and Delphi demonstrated a product capable of receiving and displaying video, and allowed CES attendees to sample this new service by test-driving a Ford Explorer. SIRIUS' video offering is expected to start with 3 to 4 channels of children's programming in mid-2005.

SIRIUS has also announced a full suite of new traffic services, which is expected to start in the third quarter of 2004 with a simple traffic solution that is backwards-compatible with all existing SIRIUS radios.

In partnership with Dolby Labs, SIRIUS is now broadcasting in Dolby Pro Logic II surround sound. Currently, this applies to any song recorded in multi-channel sound, but will soon expand to include SIRIUS Sessions, live performances which will now be recorded and broadcast in Dolby Pro Logic II. SIRIUS will also begin to upgrade its music library by including multi-channel Super Audio CD (SACD) and DVD-Audio selections.

Lastly, Soundgate'r' and SIRIUS have announced a translator that can be connected to any satellite-radio-ready car stereo. Customers who own a vehicle equipped with a competing satellite radio service will be able to subscribe to SIRIUS' premium programming by simply adding a standard SIRIUS tuner and a small translator module.

Conference Call Information:

SIRIUS will hold a conference call today at 10:00 AM EST to discuss operating and financial results. The access numbers for the call are 973.582.2745 (toll) or 877.691.0878 (toll free). The call will also be accessible via a live web-cast on www.sirius.com, and a replay will be available on the company's website for 30 days.


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

FOURTH QUARTER 2003

For the fourth quarter of 2003, SIRIUS recognized total revenue of $5.0 million, compared to $685 thousand for the fourth quarter of 2002. SIRIUS reported a loss from operations of $(125.1) million for the fourth quarter of 2003, compared to a loss from operations of $(90.8) million for the fourth quarter of 2002.

SIRIUS reported a net loss applicable to common stockholders of $(147.8) million, or $(0.14) per share, for the fourth quarter of 2003, compared with a net loss applicable to common stockholders of $(134.1) million, or $(1.74) per share, for the fourth quarter of 2002.

SIRIUS' adjusted EBITDA loss for the fourth quarter of 2003 was $(92.3) million, compared with $(67.5) million for the fourth quarter of 2002.

For the fourth quarter of 2003, average monthly revenue per subscriber, or ARPU, was $8.59. Excluding the effects of mail-in rebate programs, ARPU for the fourth quarter of 2003 was $10.80.

YEAR ENDED DECEMBER 31, 2003

For the year ended December 31, 2003, SIRIUS recognized total revenue of $12.9 million, compared to $805 thousand for the year ended December 31, 2002. SIRIUS reported a loss from operations of $(437.5) million for 2003, compared to a loss from operations of $(313.1) million for 2002.

SIRIUS reported a net loss applicable to common stockholders of $(314.4) million, or $(0.38) per share, for the 2003 period, compared with a net loss applicable to common stockholders of $(468.5) million, or $(6.13) per share, for the 2002 period. Included in net loss applicable to common stockholders for 2003 was a $256.5 million gain associated with the completion of the company's restructuring in March 2003, and a deemed dividend of $79.5 million associated with the elimination of its convertible preferred stock in March 2003.

SIRIUS' adjusted EBITDA loss for 2003 was $(330.7) million, compared with $(238.2) million for 2002. SIRIUS' adjusted EBITDA loss for the 2003 period includes a $14.5 million non-cash charge associated with the disposal of SIRIUS' previous subscriber management system.

For 2003, ARPU was $9.39. Excluding the effects of mail-in rebate programs, ARPU for 2003 was $10.64.

(Selected financial information follows).

SIRIUS defines adjusted EBITDA loss as net loss before interest and investment income, interest expense, net of amounts capitalized, depreciation expense, non-cash stock compensation expense and debt restructuring. This definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. We have raised and invested large amounts of capital to fund the completion of our system; as a result, our results of operations include significant charges for depreciation. In addition, we have recognized a gain associated with the restructuring of our debt. Adjusted EBITDA, which excludes these items, provides a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure. Adjusted EBITDA should not be considered in isolation or as a substitute for operating loss, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States. A reconciliation of adjusted EBITDA loss is presented on the attachment.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscription revenue and activation revenue during the period, over the daily weighted average number of subscribers for the period. ARPU is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

SIRIUS defines subscriber acquisition costs, or SAC, as costs of incentives for the purchase, installation, and activation of SIRIUS radios, as well as subsidies paid to radio and chipset manufacturers, automakers and retailers and negative margin on equipment. SAC is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

SIRIUS Satellite Radio Inc.
Financial Highlights
(In thousands, except pers
share and subscriber data)
(Unaudited)

                                                 For the Three Months Ended    For the Year Ended
                                                        December 31,              December 31,
                                                 --------------------------   ---------------------
                                                      2003        2002          2003        2002
                                                   ----------   ---------     ---------   ---------
Statements of Operations:
Subscriber revenue, including effects of
   mail-in rebates                                 $    4,835   $     620     $  12,615   $     623
Advertising revenue, net of agency fees                    33          35           116         146
Equipment revenue                                          61          --            61          --
Other revenue                                              21          30            80          36
                                                   ----------   ---------     ---------   ---------
      Total revenue                                     4,950         685        12,872         805
                                                   ----------   ---------     ---------   ---------
Operating expenses:
   Cost of services:
      Satellite and transmission                        9,063      13,961        32,604      39,308
      Programming and content                           8,687      10,621        30,398      22,728
      Customer service and billing                      2,899       2,283        23,657       7,862
      Cost of equipment                                   115                       115
   Sales and marketing                                 35,443      23,124       121,216      87,347
   Subscriber acquisition costs                        27,835       5,387        74,860      21,038
   General and administrative                           7,497       6,433        36,211      30,682
   Research and development                             5,666       6,388        24,534      30,087
   Depreciation expense                                24,124      23,156        95,353      82,747
   Non-cash stock compensation
      expense (benefit)                                 8,738         128        11,454      (7,867)
                                                   ----------   ---------     ---------   ---------
      Total operating expenses                        130,067      91,481       450,402     313,932
                                                   ----------   ---------     ---------   ---------

Loss from operations                                 (125,117)    (90,796)     (437,530)   (313,127)

Other income (expense):
   Debt restructuring                                      --      (6,543)      256,538      (8,448)
   Interest and investment income                       1,276         727         5,287       5,257
   Interest expense, net of amount capitalized        (23,937)    (25,474)      (50,510)   (106,163)
                                                   ----------   ---------     ---------   ---------
Total other income (expense)                          (22,661)    (31,290)      211,315    (109,354)

Net loss                                             (147,778)   (122,086)     (226,215)   (422,481)

Preferred stock dividends                                  --     (11,806)       (8,574)    (45,300)
Preferred stock deemed dividends                           --        (172)      (79,634)       (685)
                                                   ----------   ---------     ---------   ---------

Net loss applicable to common stockholders         $ (147,778)  $(134,064)    $(314,423)  $(468,466)
                                                   ==========   =========     =========   =========
Net loss per share applicable to
   common stockholders (basic and diluted)         $    (0.14)  $   (1.74)    $   (0.38)  $   (6.13)
                                                   ==========   =========     =========   =========
Weighted average common shares
   outstanding (basic and diluted)                  1,041,365      77,268       827,186      76,394
                                                   ==========   =========     =========   =========

                                                      For the Three Months Ended    For the Year Ended
                                                             December 31,              December 31,
                                                      --------------------------   ---------------------
                                                           2003       2002           2003         2002
                                                        ---------   ---------      ---------   ---------
Adjusted EBITDA Reconciliation:

   Net loss as reported                                 $(147,778)  $(122,086)     $(226,215)  $(422,481)
   Add back non-EBITDA items included in net loss:
      Depreciation expense                                 24,124      23,156         95,353      82,747
      Non-cash stock compensation expense (benefit)         8,738         128         11,454      (7,867)
      Interest and investment income                       (1,276)       (727)        (5,287)     (5,257)
      Interest expense, net of amount capitalized          23,937      25,474         50,510     106,163
      Debt restructuring                                       --       6,543       (256,538)      8,448
                                                        ---------   ---------      ---------   ---------
   Adjusted EBITDA loss                                 $ (92,255)  $ (67,512)     $(330,723)  $(238,247)
                                                        =========   =========      =========   =========

                                                   December 31,   December 31,
                                                       2003           2002
                                                   ------------   ------------
Selected Balance Sheet Data:
Cash, cash equivalents and marketable securities   $   549,883     $  173,702
Restricted investments                                   8,747          7,200
Working capital                                        497,661        151,289
Total assets                                         1,617,317      1,340,940
Long-term debt                                         194,803        670,357
Accrued interest, net of current portion                    --         46,914
Total liabilities                                      292,123        772,941
Convertible preferred stock                                 --        531,153
Accumulated deficit                                 (1,153,694)      (927,479)
Stockholders' equity                                 1,325,194         36,846

Other Data:
   Subscribers (end of period)                         261,061         29,947


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

SIRIUS Satellite Radio Inc.
Quarterly Data:
(Unaudited)

                                            YTD
                                           2003     Q4 2003   Q3 2003   Q2 2003   Q1 2003
                                          -------   -------   -------   -------   -------
Subscribers:
Beginning subscribers                      29,947   149,612   105,186    68,059    29,947
Net additions                             231,114   111,449    44,426    37,127    38,112
                                          -------   -------   -------   -------   -------
Ending subscribers                        261,061   261,061   149,612   105,186    68,059
   Retail                                 197,650   197,650   110,821    77,713    51,969
   OEM and Special Markets                 39,400    39,400    15,358     7,630     4,252
   Hertz                                   24,011    24,011    23,433    19,843    11,838

                                           YTD
                                           2003    Q4 2003   Q3 2003
                                          ------   -------   -------
Monthly ARPU:
Average revenue per subscriber            $12.02   $11.99    $12.09
   Effect of Hertz subscribers             (1.38)   (1.19)    (1.78)
                                          ------   ------    ------
   ARPU before effects of rebates         $10.64   $10.80    $10.31

   Effect of hardware rebates              (1.25)   (2.21)     0.89
                                          ------   ------    ------
   Reported ARPU                          $ 9.39   $ 8.59    $11.20

   Average revenue per Hertz subscriber   $ 3.13   $ 2.65    $ 2.12

SAC:
   Total SAC per gross add                $  293   $  222    $  522

About SIRIUS

SIRIUS is the only satellite radio service bringing listeners more than 100 streams of the best music and entertainment coast-to-coast. SIRIUS offers 60 music streams with no commercials, along with over 40 world-class sports, news and entertainment streams for a monthly subscription fee of only $12.95, with greater savings for upfront payments of multiple months or a year or more. Stream Jockeys create and deliver uncompromised music in virtually every genre to our listeners 24 hours a day. Satellite radio products bringing SIRIUS to listeners in the car, truck, home, RV and boat are manufactured by Kenwood, Panasonic, Clarion and Audiovox, and are available at major retailers including Circuit City, Best Buy, Car Toys, Good Guys, Tweeter, Ultimate Electronics, Sears and Crutchfield. SIRIUS is the leading OEM satellite radio provider, with exclusive partnerships with DaimlerChrysler, Ford and BMW. Automotive brands currently offering SIRIUS radios in select new car models include BMW, MINI, Chrysler, Dodge, Jeep'r', Nissan, Infiniti, Mazda, Audi, Ford and Lincoln-Mercury. Automotive brands that have announced plans to offer SIRIUS in select models include Mercedes-Benz, Jaguar, Volvo, Volkswagen, Land Rover and Aston Martin. Genmar Holdings, the world's largest manufacturer of recreational boats, Formula Boats and Winnebago, the leading supplier of recreational vehicles and motor homes, have also announced plans to offer SIRIUS. Click on www.SIRIUS.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our results of operations are: our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios; the unproven market for our service; our competitive position and any events which affect the useful life of our satellites.

     Media Contacts:
     Jim Collins
     SIRIUS
     Media Relations
     212.901.6422
     jcollins@SIRIUSradio.com

     Cheryl Cramer
     SIRIUS
     Investor Relations
     212.901.6486
     ccramer@SIRIUSradio.com

     Thomas Meyer
     PR21 for SIRIUS
     Media Relations
     310.566.2285
     Thomas.Meyer@pr21.com


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